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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Huntsman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

April 7, 2006

Dear Stockholder:

        Huntsman Corporation's 2006 Annual Meeting of Stockholders will be held on Thursday, May 4, 2006 at 10:30 a.m., local time, at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas. You are cordially invited to attend. Your Annual Meeting materials, including the Annual Report, Notice of Annual Meeting, Proxy Statement and Proxy Card from Huntsman Corporation's Board of Directors, are enclosed.

        At this year's Annual Meeting you will be asked to: (i) elect three directors; (ii) ratify the appointment of our independent registered public accounting firm; and (iii) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board recommends that you vote FOR election of the director nominees and FOR ratification of the appointment of independent registered public accounting firm. Please refer to the enclosed Notice of Annual Meeting and Proxy Statement for detailed information on each of the proposals to be considered at the Annual Meeting.

        It is important that you use this opportunity to take part in the affairs of Huntsman Corporation by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

        We look forward to seeing you at the meeting.

Very truly yours,

Jon M. Huntsman Chairman of the Board

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2006

To the Stockholders of Huntsman Corporation:

        The 2006 Annual Meeting of Stockholders of Huntsman Corporation will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, on Thursday, May 4, 2006 at 10:30 a.m., local time. We are holding the Annual Meeting for the following purposes:

  1.
  To elect three Class II directors, each to serve until the 2009 Annual Meeting of Stockholders or until his successor has been duly elected and qualified;

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2006; and

  3.
  To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

        The above matters are fully described in the attached proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

        Only stockholders of record at the close of business on March 16, 2006 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Huntsman's offices at 500 Huntsman Way, Salt Lake City, Utah 84108 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call or email Huntsman Investor Relations at (801) 584-5860 or ir@huntsman.com to schedule an appointment.

By Order of the Board of Directors,

Samuel D. Scruggs Secretary

April 7, 2006

        PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE.

TABLE OF CONTENTS

Questions and Answers about the Annual Meeting and Voting
Proposal No. 1—Election of Directors
Proposal No. 2—Ratification of the Appointment of Independent Registered Public Accounting Firm
Security Ownership of Certain Beneficial Owners and Management
Corporate Governance
Report of the Compensation Committee of the Board on Executive Compensation
Executive Compensation
Certain Relationships and Related Transactions
Report of the Audit Committee of the Board
Performance Graph
Section 16(a) Beneficial Ownership Reporting Compliance
Stockholder Proposals and Director Nominations for 2007 Annual Meeting of Stockholders
Annual Report on Form 10-K
Other Information

i

HUNTSMAN CORPORATION
500 Huntsman Way
Salt Lake City, Utah 84108

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 4, 2006

        This proxy statement and accompanying proxy card are being furnished to the stockholders of Huntsman Corporation in connection with the solicitation of proxies by its Board of Directors (the "Board"). The proxies are to be voted at our 2006 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, at 10:30 a.m., local time, on Thursday, May 4, 2006, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice of annual meeting. The Board is not aware of any other matters to be presented at the Annual Meeting. This proxy statement and the accompanying proxy card, which are accompanied by our annual report to stockholders for the year ended December 31, 2005, have been first mailed to stockholders on or about April 7, 2006. Stockholders are referred to the annual report for financial and other information about our activities. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

        Jon M. Huntsman and other members of the Huntsman family together with MatlinPatterson Global Opportunities Partners L.P. and its affiliates ("MatlinPatterson") indirectly own approximately 58.7% of the outstanding shares of our common stock. As a result, they have the power to control matters submitted to our stockholders, including the election of directors and the ratification of the appointment of Deloitte & Touche LLP. We have been informed that these persons intend to cause the shares indirectly held by them to be voted for the election of the nominees to the Board named herein and for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

        We sent you this proxy statement and the accompanying proxy card because our Board is soliciting your proxy to vote your shares at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and entitled to vote on the items of business described in this proxy statement.

        Our notice of annual meeting, proxy statement and annual report to stockholders are available on our website at www.huntsman.com. As an alternative to receiving printed copies of these materials in future years, you may elect to receive and access future annual meeting materials electronically. Choosing this option will save us the cost of printing and mailing these annual meeting materials. If you have a computer with Internet access, we hope you will try this electronic distribution method. If your shares are registered directly in your name with our transfer agent, The Bank of New York, you can choose to receive and access future annual meeting materials electronically by going to The Bank of New York's website at www.stockbny.com. If your shares are held in brokerage accounts, please refer to the information provided by your bank, broker or nominee for instructions on how to elect to receive future annual meeting materials over the Internet.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.     What is the purpose of the Annual Meeting?

        At our Annual Meeting, stockholders will vote upon the matters outlined in the notice of meeting, including the election of three Class II directors, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and consideration of any other matters properly presented at the meeting. In addition, our management will report on our performance and, following the Annual Meeting, respond to questions from stockholders.

2.     What is a proxy?

        It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Peter R. Huntsman, our President, Chief Executive Officer and a Director, and Samuel D. Scruggs, our Executive Vice President, General Counsel and Secretary, have been designated as proxies for the Annual Meeting.

3.     What is a proxy statement?

        It is a document that the regulations of the Securities and Exchange Commission ("SEC") require us to give you when we ask you to sign a proxy card designating Peter R. Huntsman and Samuel D. Scruggs each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about our Board and executive officers.

4.     Who may attend the Annual Meeting?

        The Board set March 16, 2006 as the record date for the Annual Meeting. All stockholders of record who owned shares of common stock at the close of business March 16, 2006, or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof, as may our invited guests. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in "street name" (that is, in a brokerage account or through a bank or other nominee), you will need to bring a copy of a statement reflecting your share ownership as of March 16, 2006. Any person attending will need to bring personal identification and check in at the registration desk at the Annual Meeting.

5.     What is the record date and what does it mean?

        The record date for the Annual Meeting is March 16, 2006. The record date is established by the Board as required by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to:

  (a)
  receive notice of the Annual Meeting, and

  (b)
  vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

6.     Who can vote?

        Each stockholder who owned common stock at the close of business on March 16, 2006, the record date, is entitled to one vote for each share of common stock held on all matters to be voted on. At the close of business on the record date, there were 221,569,596 shares of our common stock outstanding.

7.     What am I voting on?

        You will be voting on the following two items of business at the Annual Meeting:

  •
  The election of three Class II directors to serve until the 2009 Annual Meeting or until their successors are elected and qualified; and

  •
  The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

        We are not aware of any other business to be conducted at the Annual Meeting.

8.     How many votes are required to hold the Annual Meeting?

        The required quorum for the transaction of business at the Annual Meeting is a majority of shares of our common stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a particular matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

9.     What is the difference between a stockholder of record and a stockholder who holds stock in street name?

        Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

  •
  Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

  •
  Street Name.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

10.   What different methods can I use to vote?

        If you are a stockholder of record, you may vote by written proxy card or in person at the Annual Meeting. If you are a street name holder, you may direct your broker or nominee how to vote your shares; however, you may not vote in person at the Annual Meeting unless you have obtained a signed proxy from the record holder giving you the right to vote your beneficially owned shares.

        In addition, if you are a street name holder, you may vote by telephone or over the Internet if your bank or broker makes those methods available, in which case the bank or broker enclosed the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

11.   What are my voting choices when voting for director nominees, and what vote is needed to elect Directors?

        In the vote on the election of three Class II director nominees to serve until the 2009 Annual Meeting, you may:

  (a)
  vote in favor of all nominees,

  (b)
  withhold votes as to all nominees, or

  (c)
  withhold votes as to specific nominees.

        The nominees receiving a plurality of the votes cast at the Annual Meeting for the election of directors will be elected as directors. Withholding votes as to a nominee will have no effect on the election of that nominee. You may not cumulate your votes in the election of directors.

        The Board recommends a vote FOR each of the nominees.

12.   What are my voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and what vote is needed to ratify their appointment?

        In the vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, you may:

  (a)
  vote in favor of the ratification,

  (b)
  vote against the ratification, or

  (c)
  abstain from voting on the ratification.

        The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm will require approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.

        The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

13.   What if I don't specify a choice for a matter when returning my proxy?

        You should specify your choice for each matter on the enclosed proxy. If you sign and return your proxy but do not give specific instructions, your proxy will be voted FOR the election of all director nominees and FOR the proposal to ratify the appointment of Deloitte & Touche LLP.

14.   Will my shares be voted if I do not provide my proxy?

        Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to cast votes on certain "routine" matters if they do not receive instructions from their customers. The election of directors and the ratification of the selection of independent registered public accounting firms are considered routine matters for which brokerage firms may vote shares for which they have not received voting instructions. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote."

15.   How are abstentions and broker non-votes counted?

        Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, which requires a plurality of votes, broker non-votes will have no effect. In the ratification of the appointment of our independent registered public accounting firm, abstentions will have the same effect as a vote against ratification, and broker non-votes will not be counted for determining the number of shares represented at the Annual Meeting for purposes of the vote on the ratification.

16.   What happens if additional proposals are presented at the Annual Meeting?

        Other than the election of directors and the ratification of the appointment of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the

Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our Bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

17.   May I vote confidentially?

        Yes. We treat all stockholder meeting proxies, ballots and voting tabulations confidentially if the stockholder has requested confidentiality on the proxy or ballot.

        If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (i) to meet applicable legal requirements or (ii) to allow the independent election inspectors to count and certify the results of the vote. The independent election inspectors may, however, at any time inform us whether or not a stockholder has voted.

18.   Can I change my vote after submitting my proxy?

        If you are a stockholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

  •
  submitting another proxy card with a later date;

  •
  giving written notice to our Corporate Secretary that you are revoking your proxy; or

  •
  attending the Annual Meeting and voting in person.

        Attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

        If you are a street name holder, you must follow the instructions on revoking your proxy, if any, provided by your bank or broker.

19.   What does it mean if I receive more than one proxy card?

        It means that you have multiple accounts with brokers and/or our transfer agent, The Bank of New York. Please vote all of these shares. We recommend that you contact your broker and/or The Bank of New York to consolidate as many accounts as possible under the same name and address. Please submit your request by mail to The Bank of New York, Shareholder Relations, P.O. Box 11258, Church St. Station, New York, NY 10286, or by telephone at 1-800-524-4458. The Bank of New York may also be reached through its website at www.stockbny.com.

20.   What is "householding"?

        We may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called "householding." This reduces duplicate mailings and saves printing and postage costs as well as natural resources. Proxy materials and other stockholder communications to you may be householded based on your prior express or implied consent. If your proxy materials are being householded and you wish to receive separate copies of the proxy statement and/or annual report, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request by mail to our transfer agent, The Bank of New York, Shareholder Relations, P.O. Box 11258, Church St. Station, New York, NY 10286, or by telephone at 1-800-524-4458. The Bank of New York may also be reached through its website at www.stockbny.com.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The size of our Board is currently set at ten, divided into three classes serving staggered terms, with one class being elected each year to serve a three-year term. The three Class II Board members, whose terms expire at the 2006 Annual Meeting, are Peter R. Huntsman, Wayne A. Reaud and Alvin V. Shoemaker. The Nominating and Corporate Governance Committee of our Board has approved and recommended, and our Board has unanimously nominated, each of Mr. Huntsman, Mr. Reaud and Mr. Shoemaker for re-election as Class II directors to serve until our 2009 Annual Meeting or upon a successor being elected and qualified.

        A plurality of the votes cast in person or by proxy by the holders of our common stock is required to elect each director. Accordingly, under Delaware law, our Articles of Incorporation and our Bylaws, withheld votes and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the nominees listed below. We did not pay any third-party fees to assist in the process of identifying or evaluating candidates. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board. Stockholders may not cumulate their votes in the election of directors.

        It is our policy for directors to attend our annual meetings to provide an opportunity for stockholders to communicate directly with directors about issues affecting our company. We expect all of our directors to attend the Annual Meeting.

Nominees and Existing Directors

        Information with respect to the directors nominated for re-election this year, as well as the directors whose terms expire in subsequent years, is presented below, as of March 16, 2006.

Nominees for Class II Directors
Peter R. Huntsman
Mr. Huntsman, age 43, has served as a Director of our company since it was formed in October 2004. Mr. Huntsman also serves as President and Chief Executive Officer of our company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as President of Olympus Oil, as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our company. Mr. Huntsman is a director or manager, as applicable of Huntsman International LLC ("HI") and certain of our other subsidiaries.

Wayne A. Reaud
Mr. Reaud, age 58, has served as a Director and as Chairman of the Compensation Committee since March 2005. Mr. Reaud is a trial lawyer and the founder of the law firm of Reaud, Morgan & Quinn. For over thirty years he has represented clients in significant cases involving personal injury, product and premises liability, toxic torts and business litigation. Mr. Reaud has handled first impression mass tort litigation involving asbestos premises liability claims, including the largest asbestos product liability class action lawsuit in the history of Texas courts. He also represented the State of Texas in its landmark litigation against the tobacco industry. Mr. Reaud currently serves as Chairman of the Board of the Beaumont Foundation of America and is President and serves as a Director of the Reaud Charitable Foundation. He is a Life Fellow of the Texas Bar Foundation and a Fellow of the International Society of Barristers. Mr. Reaud was chosen as the Most Distinguished Alumni of Texas Tech University Law School in 1998. He is listed in Best Lawyers in America.
Alvin V. Shoemaker
Mr. Shoemaker, age 67, has served as a Director since March 2005. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of First Boston Corporation and First Boston, Inc. in 1989, a position he assumed in 1983. Mr. Shoemaker also serves as a director of Wynn Resorts Limited, Frontier Bank and Hanover Corporation.
Class III Directors (term expires in 2007)
Nolan D. Archibald
Mr. Archibald, age 63, has served as a Director since March 2005. Mr. Archibald has been President and Chief Executive Officer of The Black & Decker Corporation since 1986 and Chairman of the Board of The Black & Decker Corporation since 1987. Mr. Archibald also serves as a director of Lockheed Martin Corporation and Brunswick Corporation.
H. William Lichtenberger
Mr. Lichtenberger, age 70, has served as a Director and Chairman of the Nominating and Governance Committee since March 2005. Mr. Lichtenberger was the Chairman and Chief Executive Officer of Praxair, Inc. from 1992 until his retirement in 2000. From 1990 until 1992, he was President and Chief Operating Officer of Union Carbide Corporation. Mr. Lichtenberger also serves as a director of Arch Chemicals, Inc., Ingersoll-Rand Company Limited and AEA Investors, LLC.
Richard Michaelson
Mr. Michaelson, age 54, has served as a Director and as Chairman of the Audit Committee of our company since it was formed in October 2004. Mr. Michaelson is the Chief Financial Officer of Life Sciences Research Inc, a contract research organization providing global outsourcing services to the pharmaceutical industry. Prior to his joining LSR in 1998, he was a partner in Focused Healthcare Partners, a healthcare investment company. Mr. Michaelson was the Chief Financial Officer of Unilab Corporation, California's largest provider of clinical laboratory services, from 1993 to 1997, and held a succession of senior management positions at MetPath (now Quest Diagnostics) between 1982 and 1993. Mr. Michaelson was a financial analyst at IBM from 1979 to 1982.

Class I Directors (term expires in 2008)
Jon M. Huntsman
Mr. Huntsman, age 69, has served as Chairman of the Board of Directors of our company since it was formed in October 2004. He has been Chairman of the Board of all Huntsman companies since he founded his first plastics company in 1970. Mr. Huntsman served as Chief Executive Officer of Huntsman and its affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable of HI and certain of our other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America and received the 2006 Chemical Industry Award. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the Chairman and Founder of the Huntsman Cancer Institute.
Marsha J. Evans
Ms. Evans, age 58, has served as a Director since August 2005. Ms. Evans served as President and Chief Executive Officer of The American Red Cross from August 2002 until December 2005. Ms. Evans previously served as the National Executive Director of Girl Scouts of the USA from 1998 until July 2002. She served with the United States Navy for 29 years, where she was commissioned ensign in 1968 and attained the rank of rear admiral before retiring in 1998. Prior to retirement, she served as superintendent of the Naval Postgraduate School in Monterey, California, and as director of the George C. Marshall European Center for Security Studies. Ms. Evans also serves as a director of Weight Watchers International, Inc. and Lehman Brothers Holdings Inc.
David J. Matlin
Mr. Matlin, age 44, has been a Director of our company since it was formed in October 2004. Mr. Matlin also serves as the Chief Executive Officer of MatlinPatterson Global Advisers LLC, a $3.8 billion private equity firm which he co-founded in 2002 in a spin-off from Credit Suisse First Boston. Prior to the formation of MatlinPatterson in 2002, Mr. Matlin was a Managing Director at Credit Suisse First Boston and the head of its Distressed Securities Group since its formation in 1994. Mr. Matlin also serves as a director of Goss International Corporation.
Christopher R. Pechock
Mr. Pechock, age 41, has been a Director of our company since it was formed in October 2004. Mr. Pechock has served as an investment partner of MatlinPatterson Global Advisers LLC since July 2002. Mr. Pechock was a Director of Credit Suisse First Boston's Distressed Securities Group from 1999 to 2002. Mr. Pechock has been active in investing in special situations for over 15 years. Mr. Pechock also serves as a director of Goss International Corporation.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF
THE NOMINATED DIRECTORS

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed Deloitte & Touche LLP ("Deloitte & Touche") to serve as our independent registered public accounting firm and to audit our consolidated financial statements for 2006. Deloitte & Touche has served as our auditors since 1984. The Audit Committee has been advised by Deloitte & Touche that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Deloitte & Touche to stockholders for ratification.

        Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Accordingly under Delaware law, our Articles of Incorporation and our Bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote at the Annual Meeting.

        In the event that the selection of independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of our company and our stockholders.

        One or more representatives of Deloitte & Touche are expected to attend the Annual Meeting and will be available to respond to appropriate questions and, if they desire, will have an opportunity to make a statement.

Fees Billed by Deloitte & Touche

        The following table shows the aggregate fees billed by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in each of the last two fiscal years for the services indicated (dollars in millions):

	2005	2004
Audit Fees	$12.4	$14.4
Audit-Related Fees	0.9	0.6
Tax Fees	4.5	4.4
All Other Fees	—	0.3

Total	$17.8	$19.7

        Audit Fees.    Fees for audit services include fees associated with annual audits, the filing of our registration statement on Form S-1 in connection with our initial public offering, reviews of annual reports on Form 10-K and quarterly reports on Form 10-Q, statutory audits required internationally, services related to comfort letters and consents and assistance with other filings and public offering documents filed with the SEC.

        Audit-Related Fees.    Fees for audit-related services principally include due diligence in connection with acquisitions and accounting consultations, compliance with financing arrangements and consultations on financial accounting and reporting issues.

        Tax Fees.    Fees for tax service include tax compliance, tax advice and tax planning including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns (including expatriate tax return preparation).

        All Other Fees.    All other fees include fees for services not included in audit fees, audit-related fees and tax fees, such as purchase and implementation of internal control tracking software during 2004.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by Deloitte & Touche of certain audit and non-audit services. Deloitte & Touche may not perform any service enumerated in Section 201(a) of the Sarbanes-Oxley Act of 2002, except as may otherwise be provided by law or regulation. Deloitte & Touche may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. The Audit Committee has pre-approved, by category, the performance by Deloitte & Touche of certain audit and accounting services, certain tax services, and, provided that fees do not exceed $250,000 per individual project, certain other tax services and audit-related services. The Audit Committee has delegated to the committee chairperson the power to pre-approve services beyond those previously described, provided that no services may be approved that are prohibited pursuant to Section 201(a) of the Sarbanes-Oxley Act of 2002 or that appear reasonably likely to compromise the independence of Deloitte & Touche. Any pre-approval granted by the chairperson is reviewed by the Audit Committee at its next regularly scheduled meeting. In addition, the Audit Committee receives an annual report detailing the prior year's expenditures consistent with the SEC's accountant fee disclosure requirements.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 16, 2006 (except as otherwise indicated) by:

  •
  each person or group that is known to us to beneficially own more than five percent of our common stock;

  •
  each director and each named executive officer (as defined in "Executive Compensation," below); and

  •
  all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
HMP Equity Trust(3)	129,776,387	58.6%
Huntsman Family Holdings Company LLC(3)	129,776,387	58.6%
MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P.(3)(4)	129,776,387	58.6%
Capital Group International, Inc.(5)	16,823,560	7.6%
Jon M. Huntsman(3)	129,776,387	58.6%
Nolan D. Archibald	20,000	*
Marsha J. Evans	13,887	*
Peter R. Huntsman(3)(6)	130,381,300	58.8%
H. William Lichtenberger	23,887	*
David J. Matlin(3)(4)	129,776,387	58.6%
Richard Michaelson	4,000	*
Christopher R. Pechock(3)(4)	129,776,387	58.6%
Wayne E. Reaud	250,000	*
Alvin V. Shoemaker	5,887	*
J. Kimo Esplin(6)	230,850	*
Samuel D. Scruggs(6)	242,832	*
Anthony P. Hankins(6)	116,041	*
Paul G. Hulme(6)	124,021	*
All directors and executive officers as a group (21 persons)(3)(6)	131,856,213	59.5%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares.

(2)
Based upon an aggregate of 221,569,596 shares outstanding.

(3)
The beneficiaries of HMP Equity Trust are Huntsman Family Holdings Company LLC ("Huntsman Family Holdings") and MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P. (collectively, "MatlinPatterson"). Huntsman Family Holdings is controlled by Jon M. Huntsman. MatlinPatterson is controlled by David J. Matlin and Mark R. Patterson through MatlinPatterson Global Advisers LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Partners LLC, and MatlinPatterson LLC. Jon M. Huntsman, Peter R. Huntsman, Christopher R. Pechock and David J. Matlin share voting control of the shares of our common stock held by HMP Equity Trust. Specifically, Jon M. Huntsman and Peter R. Huntsman control the voting of the shares of our common stock held by HMP Equity Trust, provided however, that the shares will not be voted in favor of certain fundamental corporate actions without the consent of MatlinPatterson, through its representatives David J. Matlin and Christopher R. Pechock. Huntsman Family Holdings has investment power over the portion of the shares owned by HMP Equity Trust that are allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust. MatlinPatterson has investment power over the portion of the shares owned by HMP Equity Trust that are allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. Huntsman Family Holdings, Jon M. Huntsman and Peter R. Huntsman disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. David J. Matlin, Mark R. Patterson, Christopher R. Pechock and MatlinPatterson disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust. The shares of our common stock held by HMP Equity Trust are allocated as follows: 72,168,405 shares are allocated to the beneficial interest of MatlinPatterson, 51,143,624 shares are allocated to the beneficial interest of Huntsman Family Holdings and 6,464,358 shares are unallocated and will be allocated between the beneficial interests of Huntsman Family Holdings and MatlinPatterson approximately 18 months after the date of our initial public offering based on the trading price of our common stock.

(4)
The address of each of these beneficial owners is c/o MatlinPatterson Global Advisers LLC, 520 Madison Avenue, New York, New York 10022.

(5)
As reported in a Schedule 13G filed on February 9, 2006, as of December 30, 2005, this beneficial owner had sole voting power over 11,997,100 shares, sole dispositive power over 16,823,560 shares and no shared voting or dispositive power. The shares beneficially owned include 137,860 shares resulting from the assumed conversion of 78,000 shares of our 5% mandatory convertible preferred stock. The address of this beneficial owner is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(6)
Includes shares that may be acquired through the exercise of stock options granted pursuant to our stock incentive plan that are exercisable within 60 days of the date hereof as follows: Peter R. Huntsman—151,650; J. Kimo Esplin—52,495; Samuel D. Scruggs—52,495; Anthony P. Hankins—52,495; Paul G. Hulme—52,495; and all executive officers and directors as a group—547,112.

CORPORATE GOVERNANCE

Board Independence

        It is important to Huntsman for investors to have confidence that the individuals serving as independent directors on our Board do not have a relationship with Huntsman that would impair their independence. Under the NYSE corporate governance rules, our Board must have a majority of independent directors. For a director to qualify as independent, our Board must affirmatively determine that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. To assist it in making independence determinations, our Board has adopted independence standards. Under these standards, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of Huntsman Corporation or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of ours.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of ours is not considered for purposes of this standard.

  •
  (i) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  •
  The director is an executive officer of any charitable or non-profit organization to which we have made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        On the basis of these standards, our Board has determined that Ms. Evans and Messrs. Archibald, Lichtenberger, Michaelson, Reaud and Shoemaker, who constitute a majority of our ten directors, are independent. The six independent directors comprise in full the membership of each standing Board committee described below.

Board Meetings

        Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Our Board met five times in 2005. During 2005, the non-management directors met in executive session three times and the independent directors met in executive session one time. During 2005, each director attended at least 75% of the aggregate of:

  •
  the total number of meetings of the Board (held during the period for which such person has been a director); and

  •
  the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Executive Sessions of the Board

        In accordance with our corporate governance guidelines, the non-management directors meet in executive session without management at each regularly scheduled Board meeting. Mr. Jon Huntsman, our Chairman of the Board, is the presiding director at these sessions. In addition, the independent directors meet in executive session at least once annually without those non-management directors who are not independent. At the beginning of each session, the independent directors choose a lead independent director to preside at the session.

Board Committees

        Our Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each of these committees has a written charter approved by the Board. These charters are available on our website at www.huntsman.com. We will also furnish copies of our charters to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        The members of the committees are identified in the following table:

Director	Audit	Compensation	Nominating and Corporate Governance
Nolan D. Archibald		X
Marsha J. Evans			X
H. William Lichtenberger	X		Chair
Richard Michaelson	Chair		X
Wayne A. Reaud		Chair
Alvin V. Shoemaker	X	X

        Audit Committee.    The Audit Committee has been established to assist the Board in monitoring:

  •
  the integrity of our financial statements;

  •
  our independent registered public accounting firm's qualifications and independence;

  •
  the performance of our internal audit function and independent registered public accounting firm; and

  •
  our compliance with legal and regulatory requirements applicable to financial and disclosure matters.

        The Audit Committee has sole responsibility for the appointment, retention and termination of the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. Our Board has determined that each member of the Audit Committee qualifies as independent under Rule 10A-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Our Board has also determined that Mr. Michaelson, the Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as defined by the regulations of the SEC. No member of the Audit Committee serves on more than three public company audit committees. The Audit Committee held eight meetings in 2005. The report of the Audit Committee appears under the heading "Report of the Audit Committee of the Board," below.

        Compensation Committee.    The Compensation Committee's function is to support the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. In this regard, the Board and Compensation Committee seek to align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee also oversees our incentive and equity-based compensation plans. The Compensation Committee held three meetings in 2005. The report of the Compensation Committee appears under the heading "Report of the Compensation Committee of the Board on Executive Compensation," below.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee (the "Governance Committee") is appointed by the Board to ensure that the Board governance system performs well. The duties of the Governance Committee include:

  •
  annually reviewing and reassessing the adequacy of our corporate governance guidelines,

  •
  monitoring director independence;

  •
  managing the Board's annual evaluation process;

  •
  assessing the appropriate balance of skills, characteristics and perspectives required for an effective Board;

  •
  identifying, screening and recommending qualified director candidates;

  •
  periodically reassessing the adequacy of the Board's size;

  •
  overseeing succession planning for our Chief Executive Officer; and

  •
  overseeing our corporate compliance program.

The Governance Committee held four meetings in 2005.

Director Nomination Process

        The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee may use third-party search consultants to identify director candidates. The Governance Committee will also consider stockholder recommendations for candidates for the Board, which should be sent to the Governance Committee, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or to CorporateSecretary@huntsman.com and should include the recommended candidate's name, biographical data and qualifications.

        The Governance Committee's minimum qualifications and specific qualities and skills required for directors are set forth in Section I of our Corporate Governance Guidelines, which are available on our website at www.huntsman.com. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

Stockholder Communications Policy

        Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors, the presiding director or the lead independent director by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or by sending an email specifying the intended recipients to CorporateSecretary@huntsman.com. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Huntsman (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. A copy of our Stockholder Communications Policy is available on our website at www.huntsman.com.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee has at any time been an officer or employee of ours and none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on our website at www.huntsman.com. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        Among other matters, the guidelines include the following:

  •
  Membership on the Board will be made of up a majority of independent directors who, at a minimum, meet the criteria for independence required by the NYSE.

  •
  Each regularly scheduled Board meeting will include an executive session of the non-management directors.

  •
  The independent directors will meet in executive session at least once annually.

  •
  The Board and its committees each conduct an annual self-evaluation.

  •
  Non-management directors are not permitted to serve as a director for more than three other public companies.

  •
  Our Chief Executive Officer is not permitted to serve as a director for more than two other public companies.

  •
  Directors are expected to attend all meetings of the Board and of the committees of which they are members.

  •
  Directors are required to offer their resignation upon a change in their principal occupation.

  •
  Directors should function consistent with the highest level of professional ethics and integrity.

  •
  To effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Financial Code of Ethics and Business Conduct Guidelines

        Our Board has adopted a Financial Code of Ethics for Senior Financial Officers. This code of ethics applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller. Among other matters, this code of ethics is designed to promote:

  •
  honest and ethical conduct;

  •
  avoidance of conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submits to, the SEC and in our other public communications;

  •
  compliance with applicable governmental laws and regulations and stock exchange rules;

  •
  prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

  •
  accountability for adherence to the code.

        In addition, the Board has adopted our Business Conduct Guidelines. The Board requires all directors, officers and employees to adhere to these guidelines in addressing the legal and ethical issues encountered in conducting their work. The Financial Code of Ethics and Business Conduct Guidelines are available on our website at www.huntsman.com. We will also furnish copies of the Financial Code of Ethics and Business Conduct Guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

Compensation of Directors

        The Board believes that compensation for independent directors should be competitive and should fairly compensate directors for the time and skills devoted to serving us but should not be so great as to compromise independence. With the assistance of outside compensation consultants, the Compensation Committee periodically reviews our director compensation practices and compares them against the practices of a selected peer group of companies as well as against the practices of public company boards generally.

        During 2005, independent directors received an annual retainer of $125,000 and an annual fee of $10,000 for each committee of our Board on which they served. The chairperson of the Audit Committee received an annual fee of $25,000 and the chairpersons of the Compensation Committee and the Governance Committee each received an annual fee of $15,000, in all cases in lieu of the $10,000 annual committee fee. Directors who are not independent do not receive annual fees. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or its committees and for other reasonable expenses related to the performance of their duties as directors. In the case of Jon M. Huntsman, this includes a per diem amount of $100 for each day that he travels on company business.

        On November 2, 2005, each of our independent directors was granted a one-time award under our Stock Incentive Plan of 50,000 non-qualified stock options in recognition of the unique obligations associated with being a director of a newly public company. These options have an exercise price of $19.25 and will vest in three equal annual installments beginning on the first anniversary of the grant date.

        Effective January 1, 2006, our Board approved a new compensation structure for our independent directors, as follows:

  •
  Each independent director receives an annual cash retainer of $75,000 (payable in quarterly installments) and an annual restricted stock (or restricted stock-based) award with a value of $75,000 on the grant date. The annual restricted stock (or restricted stock-based) awards vest in three equal annual installments beginning on the first anniversary of the grant date.

  •
  Each member of the Audit Committee receives an additional annual cash retainer of $20,000, and each member of the Compensation and the Governance committees receives an additional annual cash retainer of $10,000.

  •
  The chairperson of the Audit Committee receives an annual cash retainer of $25,000, and the chairpersons of the Compensation and the Governance committees each receive annual cash retainers of $10,000, in each case in addition to the retainers received for being members of these committees.

        In connection with the new compensation structure, we adopted the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified plan established primarily for the purpose of providing our independent directors with the ability to defer the receipt of director fees. Benefits under the plan are payable in cash in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board.

        The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our independent directors.

        In June 2003, we entered into a consulting agreement with Jon M. Huntsman, pursuant to which Mr. Huntsman receives $950,000 per year. In addition, Mr. Huntsman, through payments made by us to Huntsman Financial Consulting, L.C., of which Mr. Huntsman is the sole member, received compensation from us in the amount of $237,823 in 2005 for perquisites and other personal benefits. Please see "Certain Relationships and Related Party Transactions—Consulting Agreement with Jon M. Huntsman" and "—Other Transactions with the Huntsman Family." Mr. Huntsman also is a participant in our Cost Reduction Incentive Plan, under which he received a bonus of $1,207,250 for 2005, and receives personal benefits under our Aircraft Use Policy. Please see "Executive Compensation—Cost Reduction Incentive Plan" and "—Aircraft Use Policy." In 2005, Mr. Matlin received compensation from us in the amount of $25,420 for personal use of company aircraft.

Director Attendance at the Annual Meeting of Stockholders

        We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. In 2005, all of the then-current directors attended our annual meeting in person. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meeting should be strongly encouraged, but is not required.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board (the "Committee") is composed of three independent directors: Wayne A. Reaud (Chairman), Nolan D. Archibald, and Alvin V. Shoemaker. The Committee operates pursuant to a charter, which is available on the Company's website at www.huntsman.com.

        The Committee has responsibility for the review, evaluation and approval of executive compensation, including the compensation philosophy, policies and plans for the Company's executive officers. The Committee also conducts an annual review of the Chief Executive Officer's performance and his compensation under various circumstances, including upon retirement and upon a change in control. The Committee regularly reports to the Board regarding executive compensation matters. The Committee was formed in February 2005 at the time of the Company's initial public offering, and the current members of the Committee were appointed to the Committee in March 2005.

Philosophy

        The Company's executive compensation programs are designed to attract, motivate and retain executives critical to the Company's long-term success and the creation of stockholder value. The Committee's fundamental philosophy is to closely link executive officers' compensation with the achievement of annual and long-term performance goals and that superior performance should have a corresponding impact on compensation. The Committee believes that compensation decisions are complex and best made after a careful review of Company performance and industry compensation levels. The Committee awards compensation that is based upon Company, business division and individual performance and that is designed to motivate the Company's executive officers to achieve strategic objectives and to continue to perform at the highest levels in the future.

        The Company's cash compensation package for executive officers includes base salary with an annual performance-based bonus. The Committee intends to include a significant equity component in total compensation because it believes that equity-based compensation aligns the long-term interest of employees with those of stockholders. The Committee also believes that stock-based incentive grants are a means to drive long-term performance and promote ownership in the Company.

Methodology

        The Company has historically utilized nationally recognized, industry reference surveys to assess the competitiveness of executive compensation. The Committee has selected and retained an independent executive compensation consultant to provide advice on executive compensation matters, both generally and within the chemical industry. The consultant assists the Committee in evaluating and developing programs and approaches to compensate the Company's executive officers competitively. The Committee also reviews executive compensation practices of the Company's key competitors and several Fortune 500 companies.

        The Committee is developing a compensation program that is structured to provide executive officers with a total compensation package that, at expected levels of performance, is competitive with those provided to other executives holding comparable positions or having similar qualifications in other similarly situated organizations. Peer companies are specifically utilized by the Committee in evaluating compensation levels of all executive officers; however, the Committee also receives advice regarding compensation levels from its executive compensation consultant, who utilizes a number of other sources, including information from other companies.

Annual Compensation

        Base Salary.    For 2005, the Committee approved base salary increases in the range of 3.5% to 6.7% for executive officers. For 2006, the Committee intends to establish the base salary levels of the Chief Executive Officer and other executive officers after reviewing salary survey data of other industrial companies and by reference to the 50th percentile for base salary of comparable executive positions at key competitors. Base salaries of the executive officers are reviewed annually, with adjustments based on updated salary data, increases in the cost of living, job performance of the executive officer over time, the expansion of duties and responsibilities, if any, and general market salary levels. No specific weight or emphasis is placed on any one of these factors. Adjustment of an individual executive officer's actual base salary above the 50th percentile of this reference group would generally be based upon:

  •
  Achieving or exceeding key business objectives;

  •
  Highly developed individual skills critical to the Company;

  •
  Demonstrating an ability to positively impact stockholder value;

  •
  Consistently superior levels of performance; and

  •
  Experience and level of responsibility.

        Annual Incentive Compensation.    Annual incentive compensation enables executive officers and other key employees of the Company to earn annual cash bonuses for meeting or exceeding the Company's financial goals as well as for individual performance. For executive officers, the Company's annual incentive compensation program provides for target opportunities generally in the range of 50% to 80% of base salary with maximum bonus potential set at 1.5 times the applicable target percentage. Individual awards reflect both group performance and individual contributions to success. For divisional participants, the annual incentive for 2005 was based on the Company's adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), divisional EBITDA, and business improvement metrics. For other participants, the annual incentive compensation for 2005 was based largely on a Company EBITDA goal. During 2005, achievement against Company EBITDA and certain divisional performance objectives was negatively impacted by hurricanes Katrina and Rita. Given the unusual nature of these events, the Compensation Committee judged Company EBITDA to be at target for purposes of bonus determination. The Committee also allowed for adjustments to the divisional EBITDA objectives for the Base Chemicals, Performance Products, and Pigments divisions. In total, the 2005 annual incentive compensation measures generated bonuses for executive officers in the range of 44% to 78% of base salary. The bonuses for 2005 for the Chief Executive Officer and other named executive officers are disclosed in the "Bonus" column of the Summary Compensation Table. Please see "Executive Compensation—Summary Compensation Table," below. For 2006, bonus metrics and corresponding weightings for our executive officers other than the Chief Executive Officer are EBITDA (45%), compliance measures (20%) and individual metrics (35%). For a description of metrics applicable to our Chief Executive Officer, see "Chief Executive Officer Compensation" below.

        Long-Term Compensation.    In 2005 the Board approved a long-term incentive compensation plan called the Stock Incentive Plan. This plan provides a means through which certain employees of the Company, including executive officers, can develop an economic interest, through ownership in the Company's common stock, in the financial success of the Company. Concurrent with the Company's initial public offering in February 2005, the Board approved equity awards to the Chief Executive Officer and other named executive officers, which are disclosed in the "Long Term Compensation" columns of the Summary Compensation Table and in the Option/SAR Grants in Last Fiscal Year table. Please see "Executive Compensation—Summary Compensation Table" and "Executive Compensation—

Option/SAR Grants in Last Fiscal Year," below. For 2006, the Committee has approved equity awards to the Chief Executive Officer and other named executive officers as follows:

Name	Position	Stock Options (shares)	Restricted Stock (shares)	Total (shares)
Peter R. Huntsman	President and Chief Executive Officer	374,618	103,657	478,275
J. Kimo Esplin	Executive Vice President and Chief Financial Officer	93,655	25,914	119,569
Samuel D. Scruggs	Executive Vice President and General Counsel	93,655	25,914	119,569
Anthony P. Hankins	Division President, Polyurethanes	56,193	15,549	71,742
Paul G. Hulme	Division President, Advanced Materials	46,827	12,957	59,784

        The number of stock options awarded was based on the Black Scholes valuation model. The number of restricted shares awarded and the exercise price of the stock options awarded were based on the fair market value of Huntsman's common stock as of the date of grant, which was $20.50. There has been no commitment made for equivalent levels of equity grants in subsequent years. However, the Committee intends to include a significant equity component in total annual compensation because the Committee believes that equity-based compensation aligns the long-term interest of employees with those of stockholders. The Committee intends to make any future grant awards consistent with the methodology described earlier in this report.

        Executive Stock Ownership Guidelines.    The Board has adopted Executive Stock Ownership Guidelines, which apply to the Company's executive officers, including the Chief Executive Officer and the other named executive officers. The Guidelines require executive officers to achieve and maintain ownership levels of Huntsman stock equal to five times base salary for the Chief Executive Officer and two times base salary for other executive officers. Once established, an executive officer's required ownership level generally does not change as a result of changes in annual base salary or fluctuations in Huntsman's common stock price. Shares that count towards satisfaction of the Guidelines include:

  •
  shares owned outright by the executive officer or his or her immediate family members residing in the same household;

  •
  restricted stock issued as part of an executive officer's long-term compensation whether or not vested; and

  •
  shares acquired upon option exercise that the executive officer continues to hold.

Executive officers are required to achieve their specified ownership levels within five years. Until these levels are achieved, executive officers are required to retain at least 50% of net shares delivered through Huntsman's executive compensation plans. Shares acquired by an executive officer prior to the adoption of the Executive Stock Ownership Guidelines are not subject to the retention restriction. Once achieved, the specified ownership level must be maintained for as long as the executive officer is subject to the Guidelines. Exclusions for estate planning, gifts to charity, education and primary residence apply to the retention requirement. However, exclusions do not affect the requirement that executive officers achieve their specified ownership levels within the five-year period. In addition, hardship exemptions may be available in rare instances. A copy of the Executive Stock Ownership Guidelines is available on our website at www.huntsman.com.

Cost Reduction Incentive Plan

        In connection with the Company's efforts to reduce fixed costs, the Board has adopted the Huntsman Cost Reduction Incentive Plan. This plan functions as a temporary compensation device and is used to encourage key employees to reduce fixed costs by providing incentive pay based upon the reduction in fixed costs for 2005 and 2006 relative to fixed costs for 2002. There are approximately 61 current participants in the plan, including the Chairman of the Board and all the executive officers. Please see "Executive Compensation—Cost Reduction Incentive Plan," below.

Aircraft Use Policy

        Company policy permits the Chief Executive Officer to use Company aircraft for personal travel. The aggregate incremental cost to the Company of such personal travel in fiscal 2005, which was $42,160, is disclosed in the "Other Annual Compensation" column of the Summary Compensation Table. Please see "Executive Compensation—Summary Compensation Table," below. In August 2005, the Board adopted a new aircraft policy, under which the Chief Executive Officer and the Chairman of the Board may receive personal benefits. Please see "Executive Compensation—Aircraft Use Policy," below.

Other Compensation

        The Committee has also reviewed the participation of executive officers in the Company's retirement and savings plans. Executive officers participate in the Company's qualified retirement and savings plans (defined benefit and defined contribution) and health and welfare programs on the same relative basis as other employees. Please see "Executive Compensation—Retirement Plans" for information on supplemental retirement arrangements for the named executive officers. The Company also provides its executive officers with the use of a car for personal transportation purposes.

Chief Executive Officer Compensation

        For 2005, Mr. Huntsman's base salary was increased by 3.5% to $1,413,600. His award under the annual incentive compensation program was $1,100,000 and his Cost Reduction Incentive Plan award was $1,646,250. When viewed in combination, his 2005 base salary plus actual annual incentive compensation is within range of the 50th percentile for peer level positions in the market. For 2006, Mr. Huntsman's bonus eligibility is targeted at 80% of his base salary up to a maximum of 120% of his base salary. Mr. Huntsman's bonus metrics and weightings are Company EBITDA (60%) and compliance, debt reduction, and Board performance evaluation (40%).

Annual Review of Aggregate Compensation

        The Committee has reviewed all components of compensation for the Company's Chief Executive Officer and other executive officers. This includes base salary, annual incentive compensation, the dollar value to the executive officer and cost to the Company of all perquisites and other personal benefits, projected payout obligations under the Company's supplemental retirement plans and under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components has been reviewed by the Committee.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code prevents publicly traded companies from receiving a tax deduction on certain compensation paid to specific executive officers in excess of $1,000,000 in any taxable year. The Committee's approach with respect to qualifying compensation paid to executive officers for tax deductibility purposes is that executive compensation plans will generally be designed considering a number of factors, including tax deductibility. However, non-deductible compensation may still be paid to executive officers when necessary for competitive reasons, to attract or retain a key executive, to enable the company to retain flexibility in maximizing its pay for performance philosophy, or where achieving maximum tax deductibility would not be in the best interest of the Company.

Conclusion

        Attracting and retaining talented and motivated management and employees is essential to creating long-term stockholder value. Offering a comprehensive and competitive, performance-based compensation program helps to achieve this objective by aligning the interests of executive officers and other key employees with those of stockholders.

        Based on its review, the Committee found the Chief Executive Officer's and other executive officers' total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

        COMPENSATION COMMITTEE

    Wayne A. Reaud, Chair
    Nolan D. Archibald
    Alvin V. Shoemaker

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents information concerning compensation earned in the fiscal years ended December 31, 2005, 2004 and 2003 by our Chief Executive Officer and our four other most highly compensated executive officers at the end of 2005. We refer to these five persons collectively as "named executive officers." Our compensation policies are discussed above under the heading "Report of the Compensation Committee of the Board on Executive Compensation."

		Annual Compensation(1)								Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus			Other Annual Compensation(2)			Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compensation
Peter R. Huntsman President, CEO, and Director	2005 2004 2003	$ $ $	1,401,646 1,359,085 1,329,249	$ $ $	2,746,250 550,000 500,000	(4)	$ $ $	60,950 888,923 1,565,555	(5) (7) (8)	$3,453,082 — —	454,950 — —	$ $ $	165,890 158,022 172,340	(6) (6) (6)
J. Kimo Esplin Executive VP and CFO	2005 2004 2003	$ $ $	433,120 420,007 410,775	$ $ $	1,515,250 360,000 300,000	(4)		— — —		$1,195,287 — —	157,483 — —	$ $ $	79,312 72,001 49,336	(9) (9) (9)
Samuel D. Scruggs Executive VP and General Counsel	2005 2004 2003	$ $ $	361,125 350,175 342,448	$ $ $	1,472,850 325,000 450,000	(4)		— — —		$1,195,287 — —	157,483 — —	$ $ $	68,612 42,941 37,122	(10) (10) (10)
Anthony P. Hankins Division President, Polyurethanes	2005 2004 2003	$ $ $	464,400 423,466 360,630	$ $ $	1,570,535 350,000 200,000	(4)	$ $ $	111,958 92,564 147,518	(11) (13) (14)	$1,195,287 — —	157,483 — —	$ $ $	40,720 23,327 5,063	(12) (12) (12)
Paul G. Hulme Division President, Advanced Materials	2005 2004 2003	$ $ $	426,091 395,605 332,040	$ $ $	1,445,771 300,000 329,691	(4)	$ $ $	449,034 435,142 327,472	(15) (16) (17)	$1,195,287 — —	157,483 — —		— — —

(1)
All compensation for Messrs. Huntsman, Esplin and Scruggs was paid entirely by our former subsidiary Huntsman LLC or its successor Huntsman International LLC. All compensation for Messrs. Hankins and Hulme was paid entirely by our subsidiary Huntsman International LLC or one of its subsidiaries. Compensation figures for these executives shown on the table represent 100% of the compensation paid by our company and all of our affiliates to such executives.

(2)
Excludes perquisites and other personal benefits, securities or property received by the named executive officer where the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer. Amounts included in this column for personal use of company aircraft reflect the aggregate incremental cost to us of such use. In prior years, these amounts were based on the Standard Industry Fare Level (SIFL) tables published by the Internal Revenue Service. We have recalculated the prior year amounts so that all amounts are reported on a consistent basis.

(3)
As a part of their compensation packages, Mr. Huntsman, Mr. Esplin, Mr. Scruggs, Mr. Hankins, and Mr. Hulme received restricted stock awards under the Huntsman Stock Incentive Plan on February 10, 2005 in the following amounts: 150,134 shares for Mr. Huntsman and 51,969 shares each for Mr. Esplin, Mr. Scruggs, Mr. Hankins, and Mr. Hulme. The restricted stock awards vest annually in three equal installments beginning on February 10, 2006. The valuation of the February 2005 restricted stock awards in the table was calculated using the fair market value of the Company's Common Stock on the date of grant, which was $23.00 per share. The value of this unvested restricted stock at year-end 2005, based on the Common Stock's closing price on December 30, 2005 of $17.22 per share, was: $2,585,307 for Mr. Huntsman and $894,906 each for Mr. Esplin, Mr. Scruggs, Mr. Hankins, and Mr. Hulme.

(4)
Bonuses earned in 2005 include annual bonuses and bonuses earned under the Cost Reduction Incentive Plan.

(5)
Perquisites and other personal benefits in the amount of $60,950 were provided for the named executive officer, including personal use of company aircraft in the amount of $42,160 and related tax gross-ups.

(6)
Consists of $4,200, 4,100, and $4,000 employer's contribution to the Salary Deferral Plan for 2005, 2004, and 2003, respectively; $5,558, $5,195 and $2,000 employer's contribution to the Supplemental Savings Plan for 2005, 2004, and 2003, respectively; $16,800, $16,400, and $16,000 employer's contribution to the Money Purchase Plan for 2005, 2004, and 2003

  respectively; and $139,332, $132,327, and $150,340 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2005, 2004, and 2003 respectively.

(7)
Perquisites and other personal benefits in the amount of $888,923 were provided for the named executive officer, including $789,298 for taxes and tax gross-ups paid in connection with foreign assignment and personal use of company aircraft in the amount of $88,660 and related tax gross-ups.

(8)
Perquisites and other personal benefits in the amount of $1,565,555 were provided for the named executive officer, including $1,190,763 for taxes and tax gross-ups paid in connection with foreign assignment and personal use of company aircraft in the amount of $92,070 and related tax gross-ups.

(9)
Consists of $4,200, $4,100, and $4,000 employer's contribution to the Salary Deferral Plan for 2005, 2004, and 2003 respectively; $11,662, $10,300 and $12,215 employer's contribution to the Supplemental Savings Plan for 2005, 2004, and 2003, respectively; $16,800, $16,400, and $6,000 employer's contribution to the Money Purchase Plan for 2005, 2004, and 2003 respectively; and $46,650, $41,201, and $27,121 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2005, 2004, and 2003 respectively.

(10)
Consists of $4,200, $4,100, and $4,000 employer's contribution to the Salary Deferral Plan for 2005, 2004, and 2003 respectively; $9,523, $11,903, and $10,849 employer's contribution to the Supplemental Savings Plan for 2005, 2004, and 2003 respectively; $16,800, $6,150, and $6,000 employer's contribution to the Money Purchase Plan for 2005, 2004, and 2003 respectively; and $38,090, $20,788, and $16,273 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2005, 2004, and 2003 respectively.

(11)
Perquisites and other personal benefits in the amount of $111,958 were provided for the named executive officer, including $54,829 as a housing allowance and $44,234 for location and other allowances for foreign assignment.

(12)
Consists of $4,200 and $9,225 employer's contribution to the Salary Deferral Plan for 2005 and 2004; $12,088 and $7,477 employer's contribution to the Supplemental Savings Plan for 2005 and 2004; $6,300 and $6,085 employer's contribution to the Money Purchase Plan for 2005 and 2004; and $18,132, $540, and $5,063 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2005, 2004, and 2003 respectively.

(13)
Perquisites and other personal benefits in the amount of $92,564 were provided for the named executive officer, including $52,175 as a housing allowance and $40,390 for location and other allowances for foreign assignment.

(14)
Perquisites and other personal benefits in the amount of $147,518 were provided for the named executive officer, including $52,609 for taxes and tax gross-ups paid in connection with foreign assignment, $50,172 as a housing allowance and $44,737 for other allowances for foreign assignment.

(15)
Perquisites and other personal benefits in the amount of $449,034 were provided for the named executive officer, including $347,636 for taxes and tax gross-ups paid in connection with foreign assignment, $56,051 as a housing allowance and $27,192 for location and other allowances for foreign assignment.

(16)
Perquisites and other personal benefits in the amount of $435,142 were provided for the named executive officer, including $341,052 for taxes and tax gross-ups paid in connection with foreign assignment, $51,737 as a housing allowance and $24,809 for location and other allowances for foreign assignment.

(17)
Perquisites and other personal benefits in the amount of $327,472 were provided for the named executive officer, including $227,474 for taxes and tax gross-ups paid in connection with foreign assignment, $46,006 as a housing allowance and $38,458 for location and other allowances for foreign assignment.

Option Grants in 2005

        The following table presents information concerning stock option grants during the last fiscal year to each of our named executive officers.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
		% of Total Options Granted to Employees During 2005
Name	Number of Securities Underlying Options Granted(1)		Exercise or Base Price per Share(2)	Expiration Date
					5%	10%
Peter R. Huntsman	454,950	19.14	$23.00	February 10, 2015	$6,580,659	$16,676,682
J. Kimo Esplin	157,483	6.63	$23.00	February 10, 2015	$2,277,925	$5,772,709
Samuel D. Scruggs	157,483	6.63	$23.00	February 10, 2015	$2,277,925	$5,772,709
Anthony P. Hankins	157,483	6.63	$23.00	February 10, 2015	$2,277,925	$5,772,709
Paul G. Hulme	157,483	6.63	$23.00	February 10, 2015	$2,277,925	$5,772,709

(1)
The options vest in three equal annual installments beginning February 10, 2006.

(2)
The exercise price of the options was based upon the fair market value of our common stock on the date of grant.

(3)
Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

Aggregated Option Exercises in 2005 and December 31, 2005 Option Values

        The following table presents information concerning stock option exercises during the last fiscal year by each of our named executive officers. None of our named executive officers exercised stock options during 2005 or had in-the-money stock options at December 31, 2005.

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter R. Huntsman	0	$0	0	454,950	$0	$0
J. Kimo Esplin	0	0	0	157,483	0	0
Samuel D. Scruggs	0	0	0	157,483	0	0
Anthony P. Hankins	0	0	0	157,483	0	0
Paul G. Hulme	0	0	0	157,483	0	0

Cost Reduction Incentive Plan

        In connection with our Project Coronado cost reduction program, we have adopted the Huntsman Cost Reduction Incentive Plan. The purpose of the plan is to encourage key employees to reduce fixed costs by providing incentive pay based upon the reduction in fixed costs for 2005 and 2006 relative to fixed costs for 2002. Fixed costs are calculated in accordance with the plan, on a constant currency basis. There are approximately 61 current participants in the plan, including our Chairman of the Board and all of our executive officers. Plan participants earned a bonus for 2005 because our annualized fixed costs as measured at the end of the second half of 2005 were at least $150 million less than our fixed costs for 2002. Plan participants will earn a bonus for 2006 if our annualized fixed costs as measured at the end of the first half of 2006 are at least $150 million less than our fixed costs for 2002. The aggregate bonus pool amount for 2005 was approximately $21.5 million. The aggregate bonus pool amount for 2006 will be between 5% and 10% of the fixed cost reduction for the 2006 period, depending on the amount of the reduction. No bonus will be earned for 2006 if the amount of the fixed cost reduction for the 2006 period is less than $150 million. In general, in order to receive a bonus for 2006, a participant must be employed at the end of 2006 or either have been terminated by us other than for reasonable cause or have voluntarily terminated for good reason. Bonuses for 2005 have been paid. Bonuses for 2006 will be payable no later than January 7, 2007. However, we have the right to defer payments under certain circumstances. Bonuses will be payable in lump-sum cash payments, subject to our right to pay all or part of a bonus in shares of our common stock.

Aircraft Use Policy

        In August 2005, the Board adopted an Aircraft Use Policy. Under the Policy, the Chairman of the Board, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time sharing agreement. Notwithstanding the foregoing, the Committee may permit the Chairman of the Board and the Chief Executive Officer to have personal use of company aircraft without cost; provided that the Committee may limit such use in any given calendar year to a specified dollar amount. For 2005, such use by the Chairman of the Board was limited to $250,000 and such use by the Chief Executive Officer was unlimited. We will make gross-up payments to the Chairman of the Board and the Chief Executive Officer in amounts equal to the out-of-pocket tax obligations resulting from their personal use of company aircraft without cost. In addition, if income is required to be imputed to any person for use of the corporate aircraft in a situation where such use has a business purpose under the Policy, we will make gross-up payments to such person in amounts equal to the out-of-pocket tax obligations resulting from such use.

Retirement Plans

  U.S. Retirement Plans

        In the U.S. we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan, and a non-qualified supplemental pension plan (the "Huntsman SERP"). Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan and the Huntsman SERP was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts. We also sponsor the Huntsman Salary Deferral Plan, a broad-based 401(k) plan, the Huntsman Money Purchase Plan and the Huntsman Supplemental Savings Plan.

        Huntsman Pension Plan.    Of our named executive officers, Messrs. Peter Huntsman, Esplin and Scruggs were participants in the Huntsman Pension Plan in 2005. The Huntsman Pension Plan expresses benefits as a hypothetical cash balance account established in each participant's name. A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and bonus as described in the Summary Compensation Table, but subject to the compensation limit applicable to tax-qualified plans ($210,000 for 2005). The applicable pay credit percentage ranges between 4% and 12% depending on the participant's combined age and years of service as of the start of each plan year. "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. In addition, plan participants who met certain age and service requirements on July 1, 2004 are entitled to receive "transition credits." Transition credits are payable for up to five years and equal a percentage of a participant's compensation. The applicable transition credit percentage is from 1% to 8% depending on the participant's combined age and years of service as of July 1, 2004.

        At termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. The Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004.

        Huntsman SERP.    The Huntsman SERP provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Peter Huntsman, Esplin, and Scruggs were participants in the Huntsman SERP in 2005. The compensation amounts taken into account for these named executive officers under the Huntsman SERP include compensation in excess of the qualified plan limitations. The Huntsman SERP benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary plus bonus as limited by federal regulations. Upon a change in control (as defined in the Huntsman SERP), participants will receive the present value of the benefits payable to them under the Huntsman SERP.

        The number of completed years of credited service as of December 31, 2005 for Messrs. Peter Huntsman, Esplin and Scruggs under the Huntsman Pension Plan and Huntsman SERP were 22 years, 11 years and 10 years, respectively. At December 31, 2005, these named executive officers were 42, 43 and 46 years of age, respectively.

        Estimated Annual Benefits.    The following table provides the estimated projected annual benefits from the Huntsman Pension Plan and the Huntsman SERP, payable as a lifetime annuity, commencing at normal retirement age (age 65) for Messrs. Peter Huntsman, Esplin and Scruggs. These projections are based on continued employment to age 65 and a 5.00% interest credit rate (the rate in effect for 2005).

Name	Year of 65th Birthday	Estimated Annual Benefit
Peter R. Huntsman	2028	$1,630,000
J. Kimo Esplin	2027	400,000
Samuel D. Scruggs	2024	295,000

        The Huntsman SERP also provides nonqualified benefits for the amounts not available under the Huntsman Money Purchase Pension Plan (a qualified money purchase pension plan in which Messrs. Peter Huntsman, Esplin and Scruggs participate) because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the Huntsman Money Purchase Pension Plan. The amount of benefits accrued under the Huntsman SERP relating to the Huntsman Money Purchase Pension Plan for these named executive officers is included in the Summary Compensation Table in the "All Other Compensation" column.

        Huntsman Supplemental Savings Plan.    The Huntsman Supplemental Savings Plan allows designated executive officers to defer up to 75% of eligible salary and up to 75% of bonus. The Huntsman Supplemental Savings Plan also provides benefits for participants in the form of company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Salary Deferral Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the Huntsman Salary Deferral Plan. The amount of benefits accrued under the Huntsman Supplemental Savings Plan for the named executive officers is included in the Summary Compensation Table in the "All Other Compensation" column.

  Huntsman Belgium Pension Fund

        Mr. Hulme participates in the Huntsman Pension Fund OVV in Belgium (the "Huntsman Belgium Pension Fund"). The following table shows the estimated annual benefit payable under the Huntsman Belgium Pension Fund on reaching age 60 in specified final pensionable earnings and years-of-benefit service classifications.

	Years of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
$200,000	13,114	26,227	39,341	52,455	65,568	78,682	91,796	104,909
250,000	16,869	33,738	50,607	67,476	84,345	101,214	118,084	134,953
300,000	20,625	41,249	61,874	82,498	103,123	123,747	144,372	164,996
350,000	24,380	48,760	73,140	97,520	121,900	146,280	170,660	195,039
400,000	28,135	56,271	84,406	112,541	140,677	168,812	196,948	225,083
450,000	31,891	63,782	95,672	127,563	159,454	191,345	223,236	255,126
500,000	35,646	71,292	106,939	142,585	178,231	213,877	249,524	285,170
550,000	39,402	78,803	118,205	157,607	197,088	236,410	275,812	315,213
600,000	43,157	86,314	129,471	172,628	215,785	258,942	302,100	345,257
650,000	46,913	93,825	140,738	187,650	234,563	281,475	328,388	375,300
700,000	50,668	101,336	152,004	202,672	253,340	304,008	354,676	405,353
750,000	54,423	108,847	163,270	217,693	272,117	326,540	380,963	435,387
800,000	58,179	116,358	174,536	232,715	290,894	349,073	407,251	465,430
850,000	61,934	123,868	185,803	247,737	309,671	371,605	433,539	495,474
900,000	65,690	131,379	197,069	262,759	328,448	394,138	459,827	525,517
950,000	69,445	138,890	208,335	277,780	347,225	416,670	486,115	555,561
1,000,000	73,200	146,401	219,601	292,802	366,002	439,203	512,403	585,604

        Participants in the Huntsman Belgium Pension Fund may elect a lump sum benefit equal to 8.57% of final pensionable compensation up to the Belgian Social Security earnings ceiling, plus 18.21% of pensionable compensation above the ceiling, times years of service. Final pensionable compensation is 12 times the monthly base salary for the final year of employment. Covered compensation for Mr. Hulme under the plan is reflected in the "Salary" column of the Summary Compensation Table. As of December 31, 2005, Mr. Hulme had approximately 17 years of service in Belgium and was 49 years of age. The benefit amounts for the Huntsman Belgium Pension Fund shown in the table do not include Belgian Social Security benefits, which are payable in addition to such benefit amounts.

  Huntsman Pension Scheme

        Messrs. Hulme and Hankins participate in the Huntsman Pension Scheme in the U.K. The following table shows the estimated annual benefit payable under the Huntsman Pension Scheme on reaching age 62 in specified final pensionable earnings and years-of-service classifications.

	Years of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
$200,000	17,920	35,840	53,760	71,680	89,599	107,519	125,439	133,333
250,000	22,495	44,990	67,485	89,980	112,474	134,969	157,464	166,667
300,000	27,070	54,140	81,210	108,280	135,349	162,419	189,489	200,000
350,000	31,645	63,290	94,935	126,580	158,224	189,869	221,514	233,333
400,000	36,220	72,440	108,660	144,880	181,099	217,319	253,539	266,667
450,000	40,795	81,590	122,385	163,180	203,974	244,769	285,564	300,000
500,000	45,370	90,740	136,110	181,480	226,849	272,219	317,589	333,333
550,000	49,945	99,890	149,835	199,780	249,724	299,669	349,614	366,667
600,000	54,520	109,040	163,560	218,080	272,599	327,119	381,639	400,000
650,000	59,095	118,190	177,285	236,380	295,474	354,569	413,664	433,333
700,000	63,670	127,340	191,010	254,680	318,349	382,019	445,689	466,667
750,000	68,245	136,490	204,735	272,980	341,224	409,469	477,714	500,000
800,000	72,820	145,640	218,460	291,280	364,099	436,919	509,739	533,333
850,000	77,395	154,790	232,185	309,580	386,974	464,369	541,764	566,667
900,000	81,970	163,940	245,910	327,880	409,849	491,819	573,789	600,000
950,000	86,545	173,090	259,635	346,180	432,724	519,269	605,814	633,333
1,000,000	91,120	182,240	273,360	364,480	455,599	546,719	637,839	666,667

        The Huntsman Pension Scheme provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $19,336 (£11,250), plus 1.83% of final pensionable compensation above $19,336 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. These benefits include U.K. social security benefits. As of December 31, 2005, Mr. Hulme had approximately 6 years of service in the U.K. Mr. Hankins had approximately 26 years of service as of December 31, 2005. Since Mr. Hankins is a "Section 4" member of the scheme with at least 20 years of service, he will be entitled to a pension equal to two-thirds of his final pensionable compensation.

  International Pension Plan

        Mr. Hulme also participates in the International Pension Plan (the "IPP"), which is a nonregistered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. Through the IPP, Mr. Hulme at retirement can elect to receive a total pension benefit (which includes retirement benefits being provided by the Huntsman Belgium Pension Fund and the Huntsman Pension Scheme) that is the greater of (1) the benefit under the Huntsman Pension Scheme (with slight modifications if he has less than 10 years of actual U.K. service) based upon his combined service in Belgium and the U.K. and his U.K. notional salary, or (2) the benefit under the Huntsman Belgium Pension Fund based upon his combined service in Belgium and the U.K. Currently, the benefit under the IPP using the Huntsman Pension Scheme is the most beneficial for Mr. Hulme, who had 22 years of total service as of December 31, 2005.

        Estimated Annual Benefits.    The following table provides the estimated projected annual benefits from the Huntsman Pension Scheme, payable as a lifetime annuity, commencing at normal retirement age for Messrs. Hankins and Hulme. These projections are based on continued employment to normal retirement age.

Name	Year of Normal Retirement (Age)	Estimated Annual Benefit
Anthony P. Hankins	2019 (62)	$399,000
Paul G. Hulme	2016 (60)	227,000

Equity Compensation Plan Information

        The following table presents, as of December 31, 2005, information relating to the Huntsman Stock Incentive Plan, which is our only compensation plan previously approved by security holders under which equity securities are authorized for issuance. The Huntsman Stock Incentive Plan is described under the heading "—Stock Incentive Plan," below. We have no compensation plans not previously approved by security holders under which equity securities are authorized for issuance.

Plan Category	(a) # of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) # of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,579,011	22.56	18,241,351

Stock Incentive Plan

        The Huntsman Stock Incentive Plan (the "Stock Incentive Plan") permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards ("Awards") to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. A maximum of 21,590,909 shares of common stock may be delivered pursuant to Awards under the Stock Incentive Plan. The number of shares deliverable pursuant to the Awards under the Stock Incentive Plan is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive or enlarging changes in our common stock. Shares of common stock used to pay exercise prices and to satisfy tax withholding obligations with respect to Awards as well as shares covered by Awards that expire, terminate or lapse will again be available for Awards under the Stock Incentive Plan. In the event of a change of control of our Company, the Compensation Committee may provide for:

  •
  assumption by the successor company of the Award, or the substitution therefor of similar options, rights or awards with respect to the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an Award;

  •
  changing the period of time during which vested Awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested Awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an Award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

        On March 1, 2006, we granted awards under the Stock Incentive Plan covering an aggregate of 2,142,686 shares of common stock.

Executive Severance Plan

        Under the Huntsman Executive Severance Plan (the "Severance Plan"), if we terminate a participant's employment without reasonable cause, or the participant terminates employment for good reason, we will provide the participant with severance benefits in the form of a cash payment, medical coverage, and outplacement services. "Participants" in the Severance Plan include such employees as may be designated as participants by the Compensation Committee, provided that, unless the Compensation Committee provides otherwise with respect to a particular employee, officers with a title of Vice President or higher will be participants. Under the Severance Plan, termination for "reasonable cause" means termination on account of gross negligence, fraud, dishonesty, willful violation of any law or material violation of any significant company policy, or on account of failure to substantially perform (whether as a result of a medically determinable disability or otherwise) the duties reasonably assigned or appropriate to the position, consistent with prior practice. Termination for "good reason" means a voluntary termination of employment by a participant as a result of our making a significant detrimental reduction or change to the job responsibilities or in the current base compensation of the participant, which action is not remedied within ten days of written notice to us.

        The amount of the cash payment will be: (a) for a participant with a title of Senior Vice President or higher, an amount equal to two times the participant's base compensation at termination; and (b) for a participant with a title of Vice President or below, an amount equal to one and one-half times the participant's base compensation at termination. Medical coverage will continue for the participant and his or her dependents for the period of time determined by dividing the cash payment received by the participant by the participant's base compensation at termination. Outplacement services will be provided: (y) for a period of 12 months following termination, for participants with a title of Senior Vice President or higher; and (z) for a period of six months following termination, for participants with a title of Vice President or below.

Employment Agreements

        Mr. Hulme is party to an employment agreement with our subsidiary Huntsman Advanced Materials (Europe) BVBA, which is subject to annual renewal. This agreement provides for customary expatriation arrangements. For 2003, this agreement entitled Mr. Hulme to an annual U.K. base salary of £210,000 or an annual Belgian base salary of €260,000 and a bonus of up to €130,000. For the actual amounts paid in 2003, 2004 and 2005, please see "—Summary Compensation Table," above.

        Effective November 1, 2000, Mr. Hankins entered into an agreement with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The agreement, which Huntsman may terminate at any time with two months' notice, expires on October 31, 2005. This agreement provides for customary expatriation arrangements. Under the terms of the agreement, Mr. Hankins' compensation included an initial U.S. base salary of $300,000, subject to annual review, and a performance-based bonus of up to 50% of his U.S. salary. For the actual amounts paid in 2003, 2004 and 2005, please see "—Summary Compensation Table," above.

        We do not have employment agreements with any of our other named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Aircraft Sublease and Time-Sharing Agreements

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Monthly sublease payments from Airstar to Jstar are in the amount of approximately $195,000. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third party pays $2 million per year to our subsidiary for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which we believe to be at least fair market value for the number of flight hours used by such third party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of their personal use of company aircraft.

Subordinated Loan

        On July 2, 2001, we borrowed $25.0 million from Horizon Ventures LLC, an entity controlled by Jon M. Huntsman, and executed a note payable in the same amount. Interest was not paid in cash, but was accrued at a designated rate of 15% per year, compounded annually. As of December 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $15.9 million and $10.5 million, respectively. On February 16, 2005, we used $41.6 million of net proceeds from our initial public offering to redeem in full the subordinated note due Horizon Ventures LLC.

Consulting Agreement with Jon M. Huntsman

        We entered into an agreement with Jon M. Huntsman on June 3, 2003, pursuant to which Mr. Huntsman provides consulting services to us at our request. Mr. Huntsman, who is the Chairman of the Board of our company but is not our employee, provides advice and other business consulting services at our request regarding our products, customers, commercial and development strategies, financial affairs, and administrative matters based upon his experience and knowledge of our business, the industry, and the markets within which we compete. Mr. Huntsman's services are utilized both with respect to the conduct of our business in the ordinary course and with respect to strategic development and specific projects. Under the terms of the agreement, which renews automatically for successive one-year terms and which may be terminated by either party at any time, Mr. Huntsman receives $950,000 annually in exchange for his services. For information regarding other compensation arrangements between Mr. Huntsman and us, please see "—Other Transactions with the Huntsman Family," below, and "Executive Compensation—Cost Reduction Incentive Plan" and "—Aircraft Use Policy," above.

Salt Lake City Office Building

        We have agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we will donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. We have agreed to complete this donation on the earlier of November 30, 2009 or the date on which we occupy less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after we make this donation we will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation. As of December 31, 2005, our Salt Lake City office building had a net book value of approximately $10.6 million.

Other Transactions with the Huntsman Family

        The following table shows the compensation in excess of $60,000 paid to members of the Huntsman family (other than Peter R. Huntsman, whose compensation is included in the Summary Compensation Table under the heading "Executive Compensation," above) for services as officers or employees of ours in the fiscal year ended December 31, 2005.

Name(1)	Salary	Bonus(2)	Other Compensation
Jon M. Huntsman(3)	—	—	—
Karen H. Huntsman(4)	$79,645	—	$7,965	(6)
Jon M. Huntsman, Jr.(4)	—	—	$163,452	(7)
James H. Huntsman(4)(5)	$242,533	$629,450	$69,248	(8)
David H. Huntsman(4)(5)	$100,164	—	$129,167	(9)
Paul C. Huntsman(4)(5)	$230,925	$257,785	$103,184	(10)
James A. Huffman(4)(5)	$91,052	—	$120,229	(11)
David S. Parkin(5)	$242,533	$640,475	$94,681	(12)
Robert P. Haight(4)	$104,699	—	—

(1)
Karen H. Huntsman is the wife of Jon M. Huntsman, our Chairman of the Board and a director, and the mother of Peter R. Huntsman, our President and Chief Executive Officer and a director. Each of Jon M. Huntsman, Jr., James H. Huntsman, David H. Huntsman and Paul C. Huntsman is a son of Jon M. Huntsman and a brother of Peter R. Huntsman. Each of James A. Huffman and David S. Parkin is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman. Robert P. Haight is a brother of Karen H. Huntsman and a brother-in-law of Jon M. Huntsman.

(2)
Bonuses earned in 2005 include annual bonuses and bonuses earned under the Cost Reduction Incentive Plan.

(3)
Jon M. Huntsman retired from his position as Chief Executive Officer on December 1, 2001. In 2005, Mr. Huntsman received consulting fees of $950,000, a bonus of $1,207,250 and other compensation of $237,823. Please see the following paragraph and "—Consulting Agreement with Jon M. Huntsman," above.

(4)
Karen H. Huntsman, Jon M. Huntsman, Jr., James H. Huntsman, David H. Huntsman, Paul C. Huntsman, James A. Huffman and Robert P. Haight ceased to be employed by the Company effective June 1, 2005, January 3, 2005, March 1, 2006, May 1, 2005, March 1, 2006, May 1, 2005 and April 30, 2005, respectively.

(5)
In 2005, we awarded (i) the following amounts of restricted stock: Mr. James H. Huntsman—8,452 shares; Mr. David H. Huntsman—6,037 shares; Mr. Paul C. Huntsman—6,037 shares; Mr. Huffman—6,037 shares; and Mr. Parkin—8,452 shares; and (ii) the following numbers of options to purchase shares of our common stock: Mr. James H. Huntsman—25,611; Mr. David H. Huntsman—18,293; Mr. Paul C. Huntsman—18,293; Mr. Huffman—18,293; and Mr. Parkin—25,611. David H. Huntsman and James A. Huffman forfeited their restricted stock and option awards when they ceased to be employed by the company. James H. Huntsman and Paul C. Huntsman forfeited the unvested portions of their restricted stock and option awards when they ceased to be employed by the company.

(6)
Employer's contributions to employee benefit plans.

(7)
Includes $93,620 for personal use of company aircraft, $35,506 for employer's contributions to employee benefit plans and $34,326 for separation-related costs.

(8)
Includes $25,110 for personal use of company aircraft and $39,253 for employer's contributions to employee benefit plans.

(9)
Includes $93,000 for personal use of company aircraft, $17,011 for employer's contributions to employee benefit plans and $19,156 for separation-related costs.

(10)
Includes $74,710 for personal use of company aircraft and $28,474 for employer's contributions to employee benefit plans.

(11)
Includes $81,840 for personal use of company aircraft, $20,976 for employer's contributions to employee benefit plans and $17,413 for separation-related costs.

(12)
Includes $49,910 for personal use of company aircraft and $39,253 for employer's contributions to employee benefit plans.

        Jon M. Huntsman, through payments made by us to Huntsman Financial Consulting, L.C., of which Mr. Huntsman is the sole member, received compensation from us in the amount of $237,823 in 2005, which includes $159,960 for personal use of company aircraft and $77,863 for security and administrative services. Mr. Huntsman also earned a bonus of $1,207,250 under the Cost Reduction Incentive Plan for 2005.

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $1.4 million, which represents the insurance premiums paid on his behalf through May 2002.

Relationship with Reaud, Morgan & Quinn

        Wayne A. Reaud is a former partner of the law firm of Reaud, Morgan & Quinn. We pay Reaud, Morgan & Quinn an annual retainer of $200,000 for legal services.

Senior Management Investment

        In connection with the restructuring of Huntsman LLC, certain of our directors, executive officers and other related persons contributed an aggregate of $2.25 million and certain equity interests in one of our subsidiaries in exchange for approximately 0.7% of the voting membership interests of our predecessor, and, indirectly, 0.6% of the non-voting preferred units of our predecessor. The following table shows the amounts paid and membership interests received by such persons:

	Membership Interests Purchased
Purchaser	Class A Common	Preferred	Amount Paid
Peter R. Huntsman	28,993	1,122,065	$1,000,000
J. Kimo Esplin	14,497	561,032	500,000
Samuel D. Scruggs	14,497	561,032	500,000
David S. Parkin	4,349	168,310	150,000
L. Russell Healy	2,899	112,206	100,000

Total	65,235	2,524,645	$2,250,000

        These persons received shares of our common stock in exchange for their membership interests in the Reorganization Transaction (as defined below). David S. Parkin, who is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman, received 31,906 shares of our common stock in the Reorganization Transaction. The shares received by the remaining persons are disclosed under the heading "Security Ownership of Certain Beneficial Owners and Management," above.

The Reorganization Transaction

        We consummated a reorganization transaction (the "Reorganization Transaction") in connection with the completion of our initial public offering. In the Reorganization Transaction, Huntsman Holdings, LLC became our wholly owned subsidiary, and the existing beneficial holders of the common and preferred membership interests in Huntsman Holdings, LLC, including the mandatorily redeemable preferred interests, received shares of our common stock in exchange for their interests. Huntsman Family Holdings and MatlinPatterson caused all of the shares of our common stock they were entitled to receive in exchange for their beneficial interests in Huntsman Holdings, LLC to be delivered to HMP Equity Trust. HMP Equity Trust holds approximately 58.7% of our outstanding common stock. Huntsman Family Holdings is controlled by Jon M. Huntsman, and MatlinPatterson is controlled by David J. Matlin, each of whom is a director of our company.

Registration Rights Agreements

        In connection with the Reorganization Transaction, we entered into a registration rights agreement with Huntsman Family Holdings and MatlinPatterson pursuant to which they have demand and piggyback registration rights for the shares of our common stock controlled by them. The agreement also provides that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of our common stock that are registered pursuant to the agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of Huntsman Family Holdings, MatlinPatterson and us. In addition, all of our stockholders who received shares of our common stock in the Reorganization Transaction, including certain of our directors, executive officers and other key officers, have the right to include their shares in certain registrations. Our Chairman, Jon M. Huntsman, and our Chief Executive Officer and director, Peter R. Huntsman, are affiliates of Huntsman Family Holdings, and our directors David J. Matlin and Christopher R. Pechock are affiliates of MatlinPatterson. In addition, our executive officers J. Kimo Esplin, L. Russell Healy and Samuel D. Scruggs, are parties to the registration rights agreement. David S. Parkin, who is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman, is also a party to the registration rights agreement.

Indemnification Agreements

        We entered into indemnification agreements with our directors and officers, including each of our named executive officers, in connection with the completion of our initial public offering. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at our request as directors, officers, trustees, employees or agents of other entities.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The Audit Committee of the Board (the "Committee") assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of our internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter, a copy of which can be found on our website at www.huntsman.com.

        The Audit Committee was formed in February 2005, in connection with our initial public offering. The initial members of the Committee were Messrs. Michaelson, Matlin and Pechock. In March 2005, Messrs. Lichtenberger and Shoemaker were appointed to the Committee, replacing Messrs. Matlin and Pechock. All of the current members of the Committee meet the independence requirements of Rule 10A-3 of the Exchange Act and applicable NYSE independence rules.

        The members of the Committee reviewed and discussed with Huntsman's management and Deloitte & Touche LLP the audited financial statements contained in Huntsman's Annual Report on Form 10-K for the year ended December 31, 2005 and also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The members of the Committee received from Deloitte & Touche LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Deloitte & Touche LLP its independence.

        Based on their review of our audited consolidated financial statements, and on their discussion with our management and with Deloitte & Touche LLP, the members of the Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

        AUDIT COMMITTEE

    Richard Michaelson, Chair
    H. William Lichtenberger
    Alvin V. Shoemaker

PERFORMANCE GRAPH

        The following stock performance graph compares the performance of our common stock to the S&P 500 Index and the S&P 500 Chemicals Index since our initial public offering on February 10, 2005. The graph assumes that the value of the investment in our common stock, the S&P 500 Index and the S&P 500 Chemicals Index was $100 on February 10, 2005 an that all dividends were reinvested. Performance data for Huntsman, the S&P 500 index and the S&P 500 Chemicals Index is provided as of the last trading day of each fiscal quarter through December 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to Huntsman stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

        Based on a review of the copies of forms filed in 2005, we believe that during 2005, except as previously disclosed, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), with the exception of Mr. Michaelson, on whose behalf a Form 4 reporting a grant of 50,000 non-qualified stock options under our stock incentive plan was filed one day late, and Mr. Shoemaker, on whose behalf a Form 4 reporting a purchase of 2,000 shares of our common stock was filed three days late.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

        To be considered for inclusion in the proxy materials for our 2007 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than December 8, 2006. Such proposals must comply with Rule 14a-8 under the Exchange Act.

        Stockholder proposals and director nominations for our 2007 annual meeting of stockholders not intended for inclusion in the proxy materials for the meeting must be delivered to our Corporate

Secretary at our principal executive offices no earlier than January 4, 2007 and no later than February 3, 2007 to be considered timely. Such proposals must comply with Section 2.8 of our Bylaws. Our Bylaws are available on our website at www.huntsman.com. We will also furnish copies of our Bylaws to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

ANNUAL REPORT ON FORM 10-K

        We will furnish to any person upon request a copy of our Annual Report on Form 10-K or any exhibit described in the list accompanying the Annual Report on Form 10-K. Requests for copies of such report and/or exhibit(s) should be directed to Huntsman Investor Relations at (801) 584-5860 or ir@huntsman.com.

OTHER INFORMATION

        Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates by mail to The Bank of New York, Shareholder Relations, P.O. Box 11258, Church St. Station, New York, NY 10286, or by telephone at 1-800-524-4458. Our transfer agent may also be reached through its website at www.stockbny.com.

        The cost of soliciting proxies in the accompanying form will be borne by us. In addition to solicitations by mail, a number of our officers, directors and regular employees of Huntsman may, for no additional compensation, solicit proxies in person or by telephone. We will also make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

        The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that are presented for a vote at the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors,

Samuel D. Scruggs Secretary

Salt Lake City, Utah
April 7, 2006

Huntsman Corporation
Proxy Card
This Proxy is solicited on behalf of the Board of Directors of Huntsman Corporation for the Annual Meeting of
Stockholders to be held on May 4, 2006.

        The undersigned stockholder of Huntsman Corporation hereby appoints Peter R. Huntsman and Samuel D. Scruggs and each of them, acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Huntsman Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 4, 2006 and at any adjournment or postponement thereof, as indicated on the reverse side.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1 and FOR proposal 2. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the meeting.

        (Continued and to be signed on the reverse side)

Address Change Please mark box on reverse side and provide new address below.)
HUNTSMAN CORPORATION P.O. BOX 11185 NEW YORK, N.Y. 10203-0185
If you are planning to ATTEND THE MEETING,
Please mark this box.	☐

Please mark, sign, date and	☒
Return the Proxy Card promptly Using the enclosed envelope.	Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote "FOR" all nominees in proposal 1 and "FOR" proposal 2.
1.	To elect three Class II directors, each to serve until the 2009 Annual Meeting of Stockholders or until his successor has been duly elected and qualified.
								FOR	AGAINST	ABSTAIN
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR ALL EXCEPT	☐	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2006	☐	☐	☐

Nominees: Peter R. Huntsman, Wayne A. Reaud and Alvin V. Shoemaker
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.)						To change your address, please mark this box.				☐
						To include any comments, please mark this box.				☐
						If you would like your vote to remain confidential, please mark this box.				☐
Note: Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.
	Date	Share Owner sign here	Co-owner sign here